UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): June 16, 2010 (June 15, 2010)

NATIONAL FINANCIAL PARTNERS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31781	13-4029115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

340 Madison Avenue, 20th Floor New York, New York		10173
(Address of principal executive offices)		(Zip Code)

(212) 301-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 15, 2010, National Financial Partners Corp. (the “Company”) and Wells Fargo Bank, National Association, as trustee, entered into an Indenture (the “Indenture”). The Indenture relates to the Company’s 4.0% convertible senior notes due 2017 (the “2010 Notes”).

On June 9, 2010, the Company issued and sold $125.0 million aggregate principal amount of the 2010 Notes in a private placement solely to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Indenture includes a form of 2010 Note. The 2010 Notes are general unsecured senior obligations of the Company. The 2010 Notes will mature on June 15, 2017, unless earlier repurchased by the Company at the holder’s option or converted. Interest on the 2010 Notes will be payable on June 15 and December 15 of each year, beginning December 15, 2010. The Company’s obligations under the 2010 Notes are not guaranteed by any third party. The 2010 Notes have an initial conversion rate of 77.6714 shares of the Company’s common stock per $1,000 principal amount of 2010 Notes, equivalent to a conversion price of approximately $12.87 per share, subject to adjustment.

The foregoing description of the Indenture is not complete and is qualified in its entirety by reference to the full text of the Indenture, which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 contained in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	Indenture, dated as of June 15, 2010, between National Financial Partners Corp. and Wells Fargo Bank, National Association, as trustee

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Financial Partners Corp. Date: June 16, 2010

By:	/S/ DONNA J. BLANK
Name:	Donna J. Blank
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated as of June 15, 2010, between National Financial Partners Corp. and Wells Fargo Bank, National Association, as trustee